Exhibit 6

                                  PERDIGAO S.A.
                 BOARD OF DIRECTORS' JUSTIFIED PROPOSAL FOR THE
         EXTRAORDINARY AND GENERAL SHAREHOLDERS' MEETING TO BE HELD ON
                                   04.22.2003


Dear Shareholders,

The Company's Board of Directors, in accordance with the statutory provisions and those contained in the by-laws, herein presents to the Shareholders the following proposal:

1. To approve the destination of Net Profits for the 2002 Fiscal Year as follows:

Fiscal Year Net Profit to be destined.......................R$  14,510,710.62
                                                            ==================
Legal Reserve...................................... ........R$     725,535.53
Dividends: calculated based on interest over company
capital..................................................   R$    5,400,000.00
Reserve for capital increase.............................   R$    2,902,142.12
Reserve for expansion. ..................................   R$    5,483,032.97
                                                            ------------------
Total ...................................................   R$   14,510,710.62
                                                            ===================

2. To confirm the deliberations of the Board of Directors "ad referendum" to the Shareholders' Meeting held on 03.22.2002, in respect to the distribution of interest over company capital to shareholders, in the amount of R$ 5,400,000.00, (R$ 0.12132 gross per share), corresponding to 39,2% of the net profit adjusted pursuant to Article 202 of Law 6,404/76, in accordance to mandatory minimum dividend.


3. To approve the Managers' compensation for the current year, in the global and monthly amount of up to R$ 144,000.00. To further approve an extra compensation for the month of December/2003, in the amount corresponding to one monthly fee.


This is the proposal which we are honored to submit to the shareholder's analysis and further approval.

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                         Sao Paulo(SP), March 25, 2003.


                               EGGON JOAO DA SILVA

                          CARLOS EDUARDO DA SILVA BESSA

                          SEBASTIAO JOSE MARTINS SOARES

                              BIRAMAR NUNES DE LIMA

                           PEDRO AUGUSTO NARDELI PINTO

                              ELIANE ALEIXO LUSTOSA

                         ANTONIO CARLOS VALENTE DA SILVA